Perot Systems Completes Acquisition of JJWild

Plano, Texas – September 4, 2007—Perot Systems Corporation (NYSE: PER) today announced that it has completed the acquisition of JJWild, Inc., the preferred provider of integrated healthcare delivery solutions for organizations using the MEDITECH Healthcare Information System.

The acquisition of JJWild, based in Canton, Massachusetts, adds to the capabilities of Perot Systems MEDITECH Solution Center and enables the company to expand and enhance its MEDITECH service offerings. Perot Systems announced the agreement to acquire JJWild on August 13, 2007.

About Perot Systems
Perot Systems (NYSE: PER) is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 23,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at www.perotsystems.com.